SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into as of the date of last execution below, between Del Taco LLC, a California limited liability company (the “Company”) and David A. Pear, an Arizona resident (the “Employee”). The Company and the Employee entered into that certain Severance Agreement dated January 30, 2012. The following confirms the terms and conditions of a mutually agreed upon Separation Package and Release of Claims between the Company and Employee pursuant to the Severance Agreement.

1.Separation of Employment. Employee is currently employed by the Company as its Senior Vice President of Operations. Employee’s last day of employment with the Company will be September 27, 2019 (the “Separation Date”). On the Separation Date and thereafter, Employee will have no authority to act on behalf of the Company or any related or affiliated entity in any capacity. Employee will receive all salary and benefits up to and including the Separation Date. Employee will also receive payment for all accrued and unused vacation as of the Separation Date.
2.    Consideration. In consideration for this Agreement, the Company will:
(a)    Separation Pay. Pay the Employee continuation payments (unless the Employee revokes this Agreement within the revocation period discussed below) for fifty-two (52) weeks at Employee’s current bi-weekly salary rate of Eleven Thousand Six Hundred Twenty-Seven Dollars and Six Cents ($11,627.06) for a total of Three Hundred Two Thousand Three Hundred Three Dollars and Fifty-Six Cents ($302,303.56), minus legally required state and Federal payroll deductions plus a pro-rata portion of Employee’s bonus paid in fiscal 2018 for a total of One Hundred One Thousand Two Hundred Twenty-Five Dollars and Seventy Cents ($101,225.70), minus legally required state and Federal payroll deductions. The sum of the salary continuation payments and pro-rata bonus equals Four Hundred Three Thousand Five Hundred Twenty-Nine Dollars and Twenty-Six Cents ($403,529.26)(the “Separation Pay”), minus legally required state and Federal payroll deductions. The Separation Pay will be paid in accordance with the Company’s payroll cycle in twenty-six (26) equal bi-weekly installments, beginning with the first payroll after the Effective Date of this Agreement, as defined in paragraph 8 below.
(b)    Benefits. During the fifty-two (52) weeks following the Separation Date, the Company will continue to provide insurance coverage to Employee and his eligible covered dependents for medical, dental, and vision insurance, under the Company’s benefit plan and under the same terms and conditions that would apply to Employee during his employment with the Company (the “Benefits”).  Employee’s contribution to said insurance coverage shall be deducted from the bi-weekly payments set forth in Paragraph 2(a) above.
(c)    Employee represents and warrants that the Company has paid to Employee all wages, accrued but unused vacation pay and other employee benefits of any kind due to him by the Company as a result of Employee’s employment with and separation from the Company, other than the amounts set forth in this Paragraph 2.
3.    Restricted Stock. Effective as of the Separation Date, all of the restricted shares of common stock of Del Taco Restaurants, Inc. granted to the Employee pursuant to that certain Restricted Stock Award Agreement dated June 30, 2016, pursuant to that certain Restricted Stock Award Agreement dated June 30, 2017, pursuant to that certain Restricted Stock Award Agreement dated as of June 30, 2018, and pursuant to that certain Restricted Stock Award Agreement dated July 16, 2019 (the “Restricted Stock Agreements”) that have not vested as of the Separation Date shall terminate.
4.    Return of Property. Employee shall return to the Company on or before October 4, 2019, all property of the Company which Employee has in his custody or control, such as office equipment, forms, manuals, spreadsheets, vendor files, franchise files, personnel files, or other confidential or proprietary materials of the Company, whether in hard copy or electronic form. Employee agrees that all such property belongs solely to the Company and he will not take any such property or copies of such property at the time he leaves the Company’s employment. Employee agrees to maintain all information regarding the Company’s internal policies or procedures as strictly confidential and shall not disclose them to third parties.
5.    Confidential Information. The Employee acknowledges that by reason of his position with the Company, he has been given access to, without limitation, proprietary and confidential business information, trade secret information, sensitive financial data, personnel information, proprietary documents, and similar confidential or proprietary materials or information respecting the Company’s business, as well as new store development plans, sales and financial information, marketing plans and employee data (the “Confidential Information”). The Employee represents that he has held all such information confidential and will continue to do so. The Employee hereby agrees that disclosure by him of the above Confidential Information shall constitute and be treated as a material breach of this Agreement and cause irreparable harm to the Company. The Employee’s disclosure of Confidential Information in violation of this Paragraph 5 will entitle the Company to seek equitable relief, including preliminary injunction and injunction, in addition to all other available remedies.
6.    Releases of Known and Unknown Claims. In consideration of the benefits outlined above, and excepting only the obligations created in this Agreement, Employee hereby releases and discharges the Company and its current and former officers, directors, limited liability company managers, shareholders, employees, representatives, attorneys and agents, as well as their predecessors, parents, subsidiaries, affiliates, divisions, and successors in interest of and from any and all claims, demands, liabilities, suits or damages of any type or kind, whether known or unknown, including, without limitation, any and all claims arising from or in any way related to Employee’s employment with the Company, or the termination thereof.
This release specifically includes, without limitation, and to the full extent permitted under the law, all claims for wages, benefits, vacation pay, wrongful or unlawful discharge or demotion, the Option Award Agreement, breach of express or implied contract, breach of implied covenant of good faith and fair dealing, violation of public policy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, retaliation, invasion of privacy, defamation, fraud, misrepresentation, compensatory and/or other relief relating to or in any way connected with the terms, conditions, and benefits of employment, work related injuries that might be covered under the workers compensation laws, discrimination or harassment based on race, color, sex, religion, national origin, age, marital status, handicap and medical condition, and/or all claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act, COBRA, the Employee Retirement Income Security Act of 1974 (“ERISA”), and/or violations of any statutes, rules, regulations or ordinances whether federal, state or local.

It is understood and agreed that this release extends to all claims of whatever nature, known or unknown, and includes all rights under Section 1542 of the Civil Code of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Employee expressly waives any and all rights and benefits against the Company conferred upon him by the provisions of Section 1542 and acknowledges that this Agreement also includes in its effect, without limitation, all claims that Employee does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claims. Employee further acknowledges that he is not suffering from any work related injuries or ailments that would give rise to a claim under California’s Workers’ Compensation Act or any similar law.

7.    No Admission of Liability. By entering into this Agreement, the Company and Employee do not suggest or admit to any liability to Company or Employee or that they violated any law or any duty or obligation to each other.
8.    Right to an Attorney, Time to Consider, Revocation. Employee acknowledges and agrees that he was provided twenty-one days to consider this Agreement and to consult with counsel and the Company has advised Employee of his right to do so. To the extent that Employee has taken less than twenty-one days to consider this Agreement, Employee acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that Employee did not desire additional time. The terms of this Agreement will not become effective or enforceable for seven calendar days following the date of this Agreement’s execution, during which time Employee may revoke this Agreement by notifying the undersigned representative of the Company in writing by registered letter. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement (the “Effective Date”) if there has been no revocation.
9.    No Solicitation of Employees. Employee agrees that, for a period of two years after the Effective Date, he will not directly or indirectly encourage or solicit any employee of the Company, or any of its parent or subsidiary companies, to terminate his or her employment for any reason, nor will he assist others to do so.
10.    Confidentiality. The Company and Employee agree that neither they nor any of their agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or the facts underlying this Agreement, to any person, corporation, association or governmental agency or other entity except: (1) to the extent necessary to report income to appropriate taxing authorities; (2) to members of Employee’s immediate family; (3) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (4) in response to any inquiry or subpoena issued by a state or Federal governmental agency; provided, however, that notice of receipt of such judicial order or subpoena shall be immediately communicated by Employee to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to Employee’s response to the order, inquiry or subpoena. Notwithstanding anything else contained herein, the Company shall be permitted to disclose information, on a need to know basis, to the Company’s Board of Directors and members of management.
Employee also agrees not to disclose any confidential or proprietary information pertaining to the business of the Company and/or its customers.
In addition, and unless otherwise prohibited by applicable law, Employee will not voluntarily testify, support or lend aid to any claim or adverse action against the Company by any person.

Employee agrees to direct any and all inquiries from prospective employers or from any person or entity inquiring for employment or business related purposes concerning the circumstances surrounding his employment with the Company, or the termination thereof, to Jeanne Graves. Employee hereby authorizes Ms. Graves, or her designated representative, to disclose to prospective employers or any person or entity inquiring for employment or business-related purposes concerning the circumstances surrounding Employee’s employment with the Company, only the position Employee held with the Company and his dates of employment and that it is the Company’s policy to disclose only the position held by the subject employee and the dates the employee was employed by the Company. Additionally, if authorized by Employee, the Company will disclose the salary received by Employee at the time his employment terminated.

11.    Injunctive Relief and Other Remedies. Employee agrees that the harm to the Company from any breach of Employee’s obligations under Paragraphs 5, 9 and 10 of this Agreement are difficult, if not impossible, to quantify and may be wholly or partially irreparable. Thus, the Company may enforce such obligations by seeking an injunction as well as by damages and other appropriate relief. Additionally, any breach on the part of Employee, with respect to any provision herein, will excuse the Company from any future performance under this Agreement.
12.    Ongoing Cooperation. Employee agrees to consult with the Company for thirty (30) days following the Effective Date regarding on-going matters that commenced during Employee’s employment with the Company and to cooperate with the Company in connection with disputes between the Company and third parties. This cooperation may include, but is not limited to, conferring with and assisting the Company in matters related to software applications, preparatory work in litigation matters, providing factual information to the Company, and giving depositions and testimony in judicial and administrative proceedings. Employee agrees that he will not be paid by the Company for his cooperation, except that the Company will reimburse Employee for his reasonable out-of-pocket expenses incurred in connection therewith, provided that such expenses are approved in advance by the Company.
13.    No Disparagement. The Company and Employee will not make any negative, disparaging, detrimental or derogatory comments to any third party concerning the other, or any of their current and former officers, directors, limited liability company managers, shareholders, employees, representatives, attorneys and agents, as well as its predecessors, parents, subsidiaries, affiliates, divisions, and successors in interest.
14.    Arbitration. Any and all disputes, controversies or claims arising under or in any way relating to the interpretation, application or enforcement of this Agreement, Employee’s employment with the Company, any claim for benefits, or Employee’s separation of employment from the Company, including without limitation any claim by Employee that he was fraudulently induced to enter into this Agreement, or claims relating to the general validity or enforceability of this Agreement, shall be settled by final and binding arbitration under the auspices and rules of the American Arbitration Association. Any such arbitration must be filed in Orange County, California, and the laws of the State of California shall control except where federal law governs. The prevailing party in any such arbitration proceeding shall be entitled to reasonable costs and attorney’s fees. The award of the arbitrator is to be final and enforceable in any court of competent jurisdiction.
15.    Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company and supersedes and cancels all prior agreements, oral or written, if any, between Employee and the Company.
16.    Waiver and Modification. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect either the validity of this Agreement or the right of any party to enforce the Agreement. This Agreement may be modified or amended only by a written agreement executed by Employee and the undersigned representative of the Company.
17.    Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by this Agreement.
18.    Severability and Savings Provision. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect. Additionally, in the event that any portion of this Agreement is deemed void or unenforceable, the parties will be excused from performing that portion of the Agreement.
19.    Governing Law. This Agreement shall be construed in accordance with, and be governed by the laws of the State of California, both procedural and substantive.
PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Del Taco LLC

By:_______________________________
Jack T. Tang
General Counsel

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

Dated: ________________, 2019    By:_______________________________
David A. Pear